Exhibit 99.2

IKON Office Solutions, Inc. 70 Valley Stream Parkway Malvern, PA 19355 www.ikon.com
News Release

Contacts:

Investors	Media
Henry M. Miller, Jr.	Wendy Pinckney
Vice President, Corporate Finance	Director, Corporate Communications
610-408-7060	610-408-7297
hmmiller@ikon.com	wpinckney@ikon.com
IKON TO REDEEM REMAINING $100 MILLION OF 2012 NOTES
MALVERN, Pa.—May 29, 2008—IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, announced today it will redeem for cash the remaining $100 million in aggregate principal amount of its Senior Unsecured Floating Rate Notes due 2012. The redemption price will be 100 percent of the principal amount plus accrued and unpaid interest up to, but not including, the redemption date of June 30, 2008. A notice of redemption has been sent to all current registered holders of the Notes by the trustee, The Bank of New York.
As a result of this redemption and the redemption of $50 million on May 7, 2008, the Company will incur an approximate $5.7 million loss from the early extinguishment of debt in the third quarter of fiscal 2008, ending June 30, 2008. As a reminder, the Company’s previously communicated outlook for the third quarter and full year fiscal 2008 excluded the impact of any losses from the early extinguishment of debt. The Company issued $150 million of the 2012 Notes on December 20, 2007.
This news release does not constitute an offer to buy the Senior Unsecured Floating Rate Notes due 2012.
About IKON
IKON Office Solutions, Inc. (www.ikon.com) is the world’s largest independent channel for document management systems and services, enabling customers to improve document workflow and increase efficiency. IKON integrates best-in-class copiers, printers and MFP technologies from leading manufacturers, such as Canon, Ricoh, and Konica Minolta, and document management software and systems from companies like Captaris, Kofax, EFI, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization — IKON Enterprise Services. With fiscal year 2007 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.
Safe Harbor
This news release includes information that may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to the redemption of the Company’s Senior Unsecured Floating Rate Notes due 2012 and the expected loss on extinguishment of debt. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties set forth in our filings with the U.S. Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON’s current plans, anticipated actions and future financial condition, results may differ materially from those expressed in any forward-looking statements.
IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.
(FIKN)
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